CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment Number 38 to the Registration Statement (Form N-1A, No. 811-21781) of Pioneer Series Trust IV, and to the incorporation by reference of our report, dated October 8, 2020, on Pioneer Securitized Income Fund (one of the funds comprising Pioneer Series Trust IV), included in the Annual Report to Shareholders for the fiscal year ended July 31, 2020.

/s/ Ernst & Young LLP

Boston, Massachusetts

June 17, 2021